Exhibit 99.2

LETTER OF INTENT

     LETTER OF INTENT, dated as of February 28, 2003 (this “Letter of Intent ”), by and between ANTEX BIOLOGICS INC., a Delaware corporation with executive offices at 300 Professional Drive, Gaithersburg, Maryland 20879 (“Antex”) and BioPort Corporation, a Michigan corporation with executive offices at 3500 N. Martin Luther King Jr. Blvd., Lansing, MI 48906-9910 (“BioPort”).

BACKGROUND

     BioPort and Antex have engaged in preliminary negotiations regarding the acquisition of substantially all of the assets of Antex by BioPort. BioPort and Antex desire to enter into this letter of intent to establish certain binding agreements between the parties regarding exclusivity and the other matters expressly specified as binding below and to set forth the non-binding terms and conditions of the proposed acquisition transaction that would ultimately be incorporated into definitive acquisition agreements and related documents (the “Definitive Agreements”) .

     NOW, THEREFORE, the parties hereto agree as follows:

     1.     Transaction Structure. BioPort would create a subsidiary (“Acquisition Sub”) that would acquire substantially all of the assets of Antex, including, without limitation, all of its tangible assets, its intellectual property rights (including, without limitation, its rights in patents and patent applications, trade names, trademarks, methodologies, etc.) and rights under specified contracts, leases, licenses, strategic agreements and other agreements and arrangements. BioPort would only assume a limited number of specific liabilities that relate to the assets acquired (“Acquired Assets”). At the closing of the Acquisition (the “Closing”), BioPort will own and operate the business that was owned and operated by Antex prior to the Closing. If BioPort is able to satisfy itself during due diligence with respect to the liabilities that BioPort would assume in an acquisition structured as a merger, then it may consider restructuring the transaction as a merger.

     2.     Purchase Price. The Purchase Price payable by BioPort for the Acquired Assets would consist of the following components:

               (a)     Trade Creditors. As of the date of this Letter of Intent, Antex has outstanding payables of $1,547,607, in the aggregate, to the trade creditors listed on Schedule A to this Letter of Intent. At the Closing, each trade creditor would have the option of either (i) receiving a payment in cash equal to $0.60 for each $1.00 of obligation owed by Antex to such trade creditor or (ii) receiving a promissory note issued by Acquisition Sub (with a payment guaranty by BioPort) with a principal amount equal to $0.80 for each $1.00 of obligation owed by Antex to such trade creditor, payable in 2 equal annual installments from the Closing with simple interest at the rate of 3 percent per annum.

               (b)     Noteholders. As of the date of this Letter of Intent, Antex is obligated to pay $1,400,000 to the noteholders listed on Schedule B under various outstanding unsecured promissory notes (the “Notes”). Some of the amounts under the Notes are past due. At the Closing, each holder of a Note would have the same option that the Antex trade creditors have as specified in subsection (a) of this Section 2. Alternatively, in lieu of receiving the consideration referred to in the immediately preceding sentence, Acquisition Sub would enter into a royalty agreement (the “Noteholder Royalty Agreement”) with a single entity (the “Noteholder Entity”) formed for this purpose by the holders of the Notes who choose this payment option. Under the Noteholder Royalty Agreement the Noteholder Entity would be entitled to receive a royalty equal to one-half of one percent of Net Revenues received by the Acquisition Sub from sales of Helivax and Activax, subject to a maximum aggregate royalty payment of $4,666,667; provided however that the maximum aggregate royalty payment amount would be reduced on a pro rata basis if less than all of the holders of the Notes choose this payment option. Acquisition Sub’s obligation under the Noteholder Royalty Agreement to pay these royalties would automatically cease on the tenth anniversary of the Closing. Net amounts (after transaction costs) received by Acquisition Sub as the result of the sale of the intellectual property rights underlying Helivax or Activax or the sublicensing of those rights would be included in Net Revenues in order to determine the royalty amount payable to the Noteholder Entity. Acquisition Sub would agree to use commercially reasonable efforts to develop the two vaccines for sale as FDA approved marketed products. BioPort would guaranty the obligations of Acquisition Sub under the Noteholder Royalty Agreement. For purposes of this Letter of Intent, “Net Revenues” means revenues received by Acquisition Sub from sales of Helivax and Activax after deducting commissions, expenses, other costs of sale and standard returns, rebates, allowances and discounts.

               (c)     Series B Preferred Stockholders. At the Closing, Acquisition Sub would enter into a royalty agreement (the “Series B Royalty Agreement”) with a single entity (the “Series B Entity”) formed for this purpose by the holders of Antex Series B Preferred Stock listed on Schedule C. Under the Series B Royalty Agreement the Series B Entity would be entitled to receive a royalty equal to one-half of one percent of Net Revenues received by the Acquisition Sub from sales of Helivax and Activax, subject to a maximum aggregate royalty payment of $10,000,000. Acquisition Sub’s obligation under the Series B Royalty Agreement to pay these royalties would automatically cease on the tenth anniversary of the Closing. Net amounts (after transaction costs) received by Acquisition Sub as the result of the sale of the intellectual property rights underlying Helivax or Activax or the sublicensing of those rights would be included in Net Revenues in order to determine the royalty amount payable to the Series B Entity. Acquisition Sub would agree to use commercially reasonable efforts to develop the two vaccines for sale as FDA approved marketed products. BioPort would guaranty the obligations of Acquisition Sub under the Royalty Agreement.

               (d)     Common Stock. At the Closing, BioPort would pay to Antex an amount in cash equal to $0.10 multiplied by the number of shares outstanding as of the Closing Date. As of the date of this Letter of Intent there are 12,608,961 shares of common stock outstanding. Therefore, BioPort’s aggregate payment to Antex at the Closing would be $1,260,896.10.

     Subject to BioPort’s written consent, which would not be unreasonably withheld, Antex may make adjustments to the consideration amounts payable under Sections 2(a) through 2(d) so long as the aggregate consideration payable under Section 2 remains unchanged.

     3.     Secured Loan. On or before March 8, 2003, BioPort would enter into a loan and security agreement with Antex. Under the loan and security agreement, Antex would be entitled to request advances for working capital purposes up to $1,000,000 provided that BioPort did not exercise any right of termination under the Definitive Agreements. BioPort would determine whether or not to fund requested advances in its sole discretion and BioPort would determine the timing of advances in its sole discretion. BioPort would not fund advances if the proceeds are used by Antex for anything other than payroll, rent, utilities and other uses that BioPort approves in writing. If the loan agreement has been entered into and BioPort determines in its sole discretion that Antex is negotiating the terms of the Definitive Agreements in good faith and that there has been substantial progress toward finalizing the Definitive Agreements, then BioPort would make an initial advance under the loan facility of $380,000 on March 10, 2003 which will cover Antex’s working capital needs through March 31, 2003. Antex would issue BioPort a secured promissory note to evidence these loans. The loans would bear interest at a rate of 10% per annum, which interest rate would be increased to 30% per annum in the event of a default by Antex. Principal and interest would be due and payable in one lump sum upon the earlier of 90 days following the execution and delivery of the Definitive Agreements or the termination of the Definitive Agreements for any reason other than a material breach of the Definitive Agreements by BioPort or Acquisition Sub. Antex’s obligation to repay amounts advanced as part of the loan would be forgiven at Closing. The loan and all other obligations of Antex to BioPort, whether arising under this Letter of Intent, the Definitive Agreements or any other agreement, would be secured by a blanket security interest in all of Antex’s assets, including, without limitation, its intellectual property assets. Antex’s repayment obligation under the loan would be accelerated upon the occurrence of customary events of default. Antex shall provide BioPort with any customary certificates, instruments, legal opinions or other documents that BioPort reasonably requests in connection with this loan facility.

     4.     Letter of Intent Payment. In consideration of Antex’s agreement to enter into the exclusivity arrangements provided in Section 10 hereof, on the date hereof, BioPort shall pay to Antex Seventy-Five Thousand Dollars ($75,000) (the “Letter of Intent Payment”) by wire transfer of immediately available funds to an account specified by Antex to BioPort in writing. Antex shall apply the Letter of Intent Payment to amounts owed to its landlord for March rent and other uses approved in advance by BioPort in writing. Antex hereby represents and warrants to BioPort that its existing cash reserves plus the $75,000 payment provided for in this 4 are sufficient for Antex to meet its working capital needs through March 10, 2003.

     5.     Employment and Consulting Agreements. At the Closing, each of James Jackson, Ph.D., Jeffrey V. Pirrone, and Kyle W. Keese would enter into a new employment agreement with Acquisition Sub for a term of no less than one year that provides for an aggregate compensation (salary, bonuses and other benefits) amount that takes into consideration their existing compensation and BioPort’s compensation policies and such other factors as BioPort deems appropriate. At the Closing, Acquisition Sub would enter into a consulting or employment agreement with Dr. Esposito pursuant to which Dr. Esposito would agree to provide services to the Acquisition Sub on terms to be mutually agreed.

     6.     Definitive Agreements. The parties recognize that this Letter of Intent is brief, incomplete and in general terms. It is agreed that, upon the signing of this Letter of Intent, BioPort’s counsel will begin the preparation of the Definitive Agreements, including, without limitation, an Asset Purchase Agreement and a Loan and Security Agreement, and such other agreements and instruments as are needed or appropriate to effectuate the transactions described in this Letter of Intent, which, subject to the results of BioPort’s due diligence investigation, would not be inconsistent with this letter of intent and would contain agreements, covenants, indemnities, conditions, and representations and warranties customarily found in such agreements that are satisfactory to the parties. Prior to entering into the Definitive Agreements, BioPort, its attorneys, accountants, consultants, and representatives shall be given full opportunity to conduct a due diligence review of Antex’s assets, liabilities, books and records, and to interview Antex’s management personnel, employees, key customers, and suppliers, at reasonable times and upon reasonable notice. BioPort must be satisfied, as determined in its sole discretion, with the results of its preliminary due diligence investigation of Antex before entering into the Definitive Agreements. The execution and delivery of the Definitive Agreements by BioPort are further subject to the absence of any adverse change between the signing of this Letter of Intent and the signing of the Definitive Agreements in the business, assets, revenues, prospects, financial condition, performance, operations, or liabilities of Antex.

     7.     Standstill Agreements. Antex shall use its best efforts to enter into standstill agreements in form and substance satisfactory to BioPort with holders of the Notes and, if requested by BioPort, with the holders of Antex’s Series B Preferred Stock and such other creditors as BioPort deems necessary or appropriate under the circumstances, prior to the target date for execution of the Definitive Agreements.

     8.     Conditions to Closing. The Definitive Agreement will contain customary conditions to a party’s obligation to close, including, without limitation, the following:

               (a)     Amendment to Lease and Other Agreements. Antex’s landlord shall have executed an amendment to the existing lease relating to Antex’s executive offices and facilities that is in form and substance satisfactory to BioPort and that contains a provision relating to the early termination of the lease and a reduced rental amount. Antex shall have entered into amendments to such of its strategic alliance and other agreements as requested by BioPort and such amendments shall be satisfactory to BioPort.

               (b)     No New Indebtedness or Liabilities. Antex shall have no indebtedness or other liabilities other than the trade debt described in Section 2 above, the debt held by the holders of the Notes, additional trade debt arising in the ordinary course of business from the date of this Letter of Intent through the Closing in an amount not to exceed $100,000 (excluding the expenses referred to in Section 13 hereof) and liabilities expressly referred to in the financial statements included in reports filed by Antex under the Securities Exchange Act of 1934, as amended, through the date of this Letter of Intent.

               (c)     Compliance with Bulk Sales Provisions. Antex shall have complied with any applicable bulk sales or similar laws as and to the extent that they relate to the transactions contemplated hereby.

               (d)     Stockholder and other Consents and Approvals. Antex shall have properly filed a proxy statement with the Securities and Exchange Commission, delivered the same to its stockholders and obtained the requisite consent of such stockholders to the sale of the Acquired Assets. All of Antex’s trade creditors, the holders of the Notes and the holders of the Series B Preferred Stock shall have consented to the transactions contemplated by the Definitive Agreements, including, without limitation, the purchase price payable to such parties thereunder. Antex shall have obtained such other consents and approvals as are required to close the acquisition and all such consents shall be in form and substance reasonably satisfactory to BioPort.

               (e)     Due Diligence. Within the thirty (30)-day period following the execution of the Definitive Agreements, BioPort shall have completed its due diligence investigation of Antex and the results of such investigation shall have been satisfactory to BioPort.

               (f)     No Litigation. No preliminary or permanent injunction or other order by any federal or state court preventing the consummation of the transactions contemplated hereby shall have been issued and such transactions shall not be prohibited by any applicable law. No litigation involving the transactions contemplated by this Letter of Intent shall have commenced.

               (g)     Opinion of Antex’s Counsel. BioPort shall have received a customary opinion from Covington & Burling, counsel to Antex, in form and substance satisfactory to BioPort.

               (h)     Audited Financial Statements. BioPort shall have received audited financial statements for Antex for the fiscal year ended December 31, 2002 along with an unqualified (except for a going concern qualification) report of Richard A. Eisner & Company, LLP, independent auditors to Antex and unaudited financial statements for the following interim period.

               (i)     No Material Adverse Change. No material adverse change in the business, assets, revenues, prospects, financial condition, performance, operations, or liabilities of Antex shall have occurred between the signing of the Definitive Agreements and the Closing.

     9.     Due Diligence. Upon execution of this Letter of Intent, Antex will make available to BioPort and its representatives, and give them access to, the physical properties, personnel, customers, contractors and suppliers and all books, records and information of Antex. In that regard, Antex will provide copies of agreements, all contracts, leases, accounting statements and records, and all other records pertaining to the Antex’s business requested by BioPort. Antex will also permit such financial, environmental, physical property, and other audits and inspections to be conducted as are deemed desirable by BioPort.

     10.     Exclusivity. In consideration of, among other things, BioPort’s agreement to make the Letter of Intent Payment and enter into the loan and security agreement referred to in Section 3 which provides for below market interest rate loans to Antex; and BioPort’s willingness to incur substantial expenses in conducting its due diligence investigation of Antex’ and prepare and negotiate the Definitive Agreements, Antex hereby agrees as follows:

               (a)     Antex shall not, and Antex shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than BioPort) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale or license of material assets or similar business transaction involving Antex, (ii) furnish any non-public information concerning the business, properties or assets of Antex to any party (other than BioPort) or (iii) engage in discussions or negotiations with any party (other than BioPort) concerning any such transaction or any transaction that is in any way inconsistent with this Letter of Intent or the transactions contemplated hereby.

               (b)     Antex shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above are pending that Antex is terminating such discussions or negotiations. If Antex receives any inquiry, proposal or offer of the nature described in paragraph (a) above, Antex shall, within one business day after such receipt, notify BioPort of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

               (c)     Unless extended by the mutual agreement of the parties, the exclusivity provisions set forth in this Section 10 shall automatically terminate on the sooner of (i) the execution and delivery of the Definitive Agreements containing an exclusivity provision similar to the one set forth in this Section 10 or (ii) March 31, 2003.

     11.     Break-Up Fee. In the event that the Definitive Agreements are terminated because of either (a) Antex’s breach of the exclusivity provisions contained in the Definitive Agreements or (b) the failure of Antex to obtain the required consents of the shareholders and other persons for the transaction contemplated hereby and Antex, within the period of six (6) months following such termination, engages in a transaction involving the sale of all, or substantially all, of its assets or the transfer of ownership or control of fifty percent (50%) or more of its capital stock, then, in either such case, Antex shall pay to BioPort an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000). Antex agrees that if it fails to pay timely the termination payment due pursuant to this Section, the amount not timely paid shall bear interest at the rate of 30% per annum accruing from the date demand notice is given and continuing until the break-up fee is paid in full. If BioPort is required to institute proceedings to seek collection of the payment due hereunder and it is entitled to receive any of the amounts sought in the collection proceeding, in addition to paying such amount, Antex shall reimburse BioPort for the attorneys’ fees and other reasonable costs and expenses incurred by BioPort in connection with such collection. The Definitive Agreements shall grant BioPort a security interest in all of Antex’s assets, including, without limitation, its intellectual property assets, to secure Antex’s obligation to pay the break-up fee provided for in the Definitive

Agreements. The foregoing provision will be without prejudice to the rights of a party to sue for monetary damages or obtain injunctive or other equitable relief in the event of a breach of the Definitive Agreements.

     12.     Conduct of Business. During the period commencing on the date of this Letter of Intent and ending upon termination hereof, Antex will subject to the availability of the necessary funds (a) operate its business in the ordinary course of business consistent with past practices; (b) maintain its properties and other assets in good working order (normal wear excepted); (c) maintain insurance on its properties and assets at existing levels and consistent with past practices; (d) refrain from selling any assets or properties; (e) refrain from making any distributions of cash, other assets or securities to its stockholders, creditors or any other persons, except for distributions of cash to pay rent, utilities or payroll; (f) refrain from making any borrowings, incurring any debt (other than trade payables in the ordinary course of business not exceeding $100,000), or assuming, guaranteeing or endorsing or otherwise becoming liable (whether directly contingently or otherwise) for the obligations of any person, (g) refrain from making any capital expenditures or loans, (h) refrain from issuing any securities or splitting, combining or reclassifying its capital stock or otherwise restructuring itself; (i) refrain from making any payments in satisfaction of deferred compensation claims and refrain from modifying existing salary or compensation arrangements in any way, except that payments of future salary (other than to the Chief Executive Officer) may be resumed, and (j) use its best efforts to maintain its business and employees, assets, and operations as an ongoing concern and in accordance with past practice.

     13.     Expenses. The Definitive Agreements will contain a provision requiring BioPort to pay for Antex’s closing and transactional costs in connection with the negotiation and performance under the Definitive Agreements up to a maximum amount of $250,000 and up to an additional maximum amount of $150,000 for administrative or professional costs related to the dissolution of Antex. As soon as possible and in any event within 3 days following the execution of this Letter of Intent, Antex shall provide BioPort with a detailed estimate and budget of the transactional costs it believes will be incurred in connection with the transactions contemplated hereby. Other than as expressly specified in the Definitive Agreements, each party will be responsible for the payment of all fees, costs and expenses incurred by it in connection with this Letter of Intent and the transactions contemplated hereby and will not be liable to the other party for the payment of any such fees.

     14.     Confidentiality. The parties have entered into that certain Mutual Nondisclosure Agreement, dated as of January 28, 2003, which shall govern the parties’ respective obligations to maintain these negotiations, this Letter of Intent, the Definitive Agreements and information shared between the parties confidential.

     15.     Termination. If the parties have not executed Definitive Agreements on or before March 31, 2003 (the “Termination Date”), then either Antex, on the one hand, or BioPort, on the other hand, may by written notice to the other terminate all of the provisions of this Letter of Intent except those binding provisions listed in Section 17 hereof.

     16.     Miscellaneous. This Letter of Intent is governed by the laws of the State of Delaware without giving effect to the conflict of law principles thereof. This Letter of Intent constitutes the entire agreement between the parties with regard to the subject matter hereof and shall supersede any other existing agreements among the parties, whether oral or written, with respect to the subject matter hereof. There are no oral understandings or undertakings of any kind with respect hereto not expressly set forth and contained herein. No amendment of this Letter of Intent shall be of any effect unless in writing and signed by a duly authorized officer of each party, as the case may be. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and assigns. This Letter of Intent may be executed in two or more counterparts, each of which shall be considered an original and all of which shall constitute one and the same instrument. Facsimile execution and delivery of this Letter of Intent is legal, valid and binding for all purposes. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient at the respective addresses of the parties set forth in the preamble to this Letter of Intent. Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth. Antex will provide BioPort with drafts of all filings and reports that will be made by Antex to the Securities and Exchange Commission after the date hereof relating to the transaction contemplated hereby and provide BioPort with the opportunity to review and comment on such filings and reports. BioPort agrees to provide Antex with reasonable assistance (a) in obtaining the consent of the trade creditors, noteholders and preferred stockholders referred to in Section 2 hereof and such other persons whose consent is necessary or desireable in connection with the transactions contemplated hereby and (b) in maintaining Antex’s existing employee base. Upon execution of this Letter of Intent, BioPort will make available to Antex and its representatives BioPort’s audited financial statements for the fiscal year ended December 31, 2001, and when available, BioPort’s audited financial statements for the fiscal year ended December 31, 2002, and give them access to the officers of BioPort to discuss the business and affairs of BioPort, insofar as it is reasonably necessary to enable Antex to recommend the transaction to its Trade Creditors, Note Holders and Series B Preferred Shareholders. Antex may deliver such audited financials of BioPort to the Trade Creditors, Note Holders and Series B Preferred Shareholders, respectively, provided that such persons shall have executed confidentiality agreements in form and substance reasonably satisfactory to BioPort.

     17.     Nature of this Letter of Intent. This Letter of Intent is intended to provide the basis for the preparation of the Definitive Agreements and related documents. Except for the agreements and obligations contained in Sections 4-7 and 9 through 17 hereof (which are intended to be legally binding agreements), this Letter of Intent represents only our good faith intention to negotiate and enter into the Definitive Agreement and related documents and complete the transactions contemplated hereby. It is not, and is not intended to be, a binding agreement between us (except as to the Sections specified as binding above), and neither BioPort nor Antex will have any liability to the other if the parties fail to execute the Definitive Agreements for any reason (other than liabilities arising under the Sections specified as binding above).

[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Letter of Intent as of the date first above written.

ANTEX BIOLOGICS INC.

By:	/s/ V.M. Esposito
Name: V.M. Esposito
Title: Chairman & CEO

BIOPORT CORPORATION

By:	/s/ Robert G. Kramer
Name: Robert G. Kramer
Title: President & COO

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